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                                                                     EXHIBIT 3.3

                                 AMENDMENT NO. 1
                                     TO THE
                           RESTATED AND AMENDED BYLAWS
                                       OF
                                  BESTWAY, INC.

         Bestway, Inc., a corporation organized and existing under the laws of the State of Delaware (the "CORPORATION"), hereby certifies as follows:

         1. ARTICLE IV of the Corporation's Restated and Amended Bylaws (the "BYLAWS") is hereby amended to add a Section 4.3 and the full text of such provision is as follows:

                  "Section 4.3. Quorum. One-third of the directors designated to serve on a committee shall constitute a quorum for the transaction of business at any meeting of such committee, and the act of a majority of the directors present at any committee meeting at which there is a quorum shall be the act of the committee, except as may be otherwise specifically provided by statute, by the Certificate of Incorporation or by these bylaws. If a quorum shall not be present at any meeting of the committee, a majority of the directors present thereat, though less than a quorum, may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present."

         2. The Bylaws, as amended hereby, shall continue in full force and effect, strictly in accordance with their terms and are in all respects ratified and confirmed.

         3. The foregoing amendment was adopted by the Board of Directors of the Corporation on the 18th day of February, 2003.

                                          BESTWAY, INC.

                                          By: /s/ BETH A. DURRETT
                                              ----------------------------------
                                          Name:  Beth A. Durrett
                                          Title: Chief Financial Officer